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                                                                 EXHIBIT (99)(d)


                    SUBSIDIARIES OF PICOM INSURANCE COMPANY

PICOM Insurance Agency, an inactive Michigan insurance agency that was incorporated March 31, 1981.

PICOM Claims Services Corporation, a Michigan corporation that provides claims management services and was incorporated December 10, 1985.

PICOM Financial Services Corporation, an inactive Michigan corporation that was incorporated May 29, 1986.

PICOM Insurance Company of Illinois, an Illinois stock, property and casualty insurer that was incorporated December 5, 1994.

R. Hardy & Associates, Inc., an inactive Illinois insurance agency that was incorporated December 22, 1994.

American Insurance Management Corporation, an Indiana corporation that serves as the attorney-in-fact for American Medical Insurance Exchange, an Indiana interinsurance reciprocal exchange.